Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC. AND GLOBAL NET LEASE, INC. TO MERGE IN AN ALL STOCK DEAL CREATING A PREMIER, GLOBAL, SINGLE-TENANT NET LEASE REIT

In an Acquisition Valued at $648 million, Global II Shareholders Realize Full Liquidity with “No Lockup”

Transaction Achieves Critical Scale for Global II and Creates a More Diversified Property Portfolio while Strengthening Global II’s Balance Sheet

New York, New York – August 8, 2016 – American Realty Capital Global Trust II, Inc. (“Global II”), announced today that its Board of Directors unanimously approved a definitive agreement to merge with Global Net Lease, Inc. (“GNL”) to create a premier, global, single-tenant net lease REIT with a pro forma enterprise value of $3.3 billion. The acquisition of Global II, valued at $647.9 million, includes a fixed exchange ratio of 2.27 GNL shares for each share of Global II common stock owned, providing Global II shareholders with a per share dividend of $1.61 once the transaction closes. Based on GNL’s August 5, 2016, closing price of $8.63, each Global II share would be exchanged for $19.59 of GNL stock; the fixed exchange ratio allows Global II shareholders the opportunity to participate in share price movement, including any upside in GNL’s stock going forward. The combined company will own 345 properties in 7 countries, achieving needed critical scale for Global II. The combined company will have a more broadly diversified portfolio of high-quality real estate assets and should have enhanced access to global capital markets and a lower cost of capital than Global II.

The combined company will retain the Global Net Lease name, trade on the New York Stock Exchange under the ticker symbol “GNL,” and continue to be led by the current management team of GNL. The transaction is expected to close in the fourth quarter of 2016.

Lee M. Elman, Lead Independent Director of Global II, explained, “The independent directors of the Global II Board, with the assistance of legal and financial advisors, thoroughly evaluated potential options to maximize value for our shareholders. We are confident that this transaction is in the best interest of all. Global II’s disciplined investment philosophy of acquiring high-quality, income producing properties, long term net-leased to creditworthy tenants, was our foundation, and GNL’s portfolio is highly complementary to this strategy. And the upside potential of owning GNL is significant. GNL is a global company with a strong and flexible capital structure, access to global capital markets, and a low cost of capital. The $6.1 million in annual cost savings as estimated on a 2016 basis resulting from combining the two companies represents an immediate material benefit to our shareholders that will be supported by GNL’s low cost operating profile. In addition, going forward the dividend is strengthened by an improved AFFO coverage ratio. With this transaction, GNL shareholders will continue to own a best-in-class international real estate portfolio.”

The merger of Global II and GNL creates a number of significant benefits for Global II shareholders:

•	Achieves Critical Scale: The combination of the Global II and GNL property portfolios creates a premier global net lease REIT with 345 properties in 7 countries. GNL should provide the added scale, flexible capital structure, access to global capital markets, and low cost of capital which will allow the combined company to competitively pursue large future transactions, generate growth and create increased shareholder value.
•	Saves Estimated $6.1 million of Costs: The transaction eliminates $6.1 million of annual costs as estimated on a 2016 basis, including a $1.6 million net reduction in management fees and a $4.5 million reduction in duplicative corporate G&A. This savings combined with a favorable fee structure is an advantage to shareholders that is reflected in the exchange ratio.
•	Increases Tenant Diversification: The transaction accomplishes the goal of equal portfolio weight of U.S. and International assets for the combined portfolio, with a high level of tenant and industry diversity. The top 10 tenants in the combined company will account for just 35% of annualized NOI, down from Global II’s current top 10 tenant concentration of 94%.
•	Builds on Strong Tenant Base: The Global II and GNL portfolios are highly complementary from a tenant credit standpoint. The combined company’s investment grade tenants, implied investment grade tenants, and tenants who are subsidiaries of investment grade parents, will contribute a market leading 70% of annualized rent.
•	Substantially Extend Average Remaining Lease Term: The combined company significantly improves Global II’s weighted average remaining lease term by 20%, from 8.8 years to 10.6 years. Further, there are no near term leasing maturities until 2020, and the majority of leases do not expire until at least 2029.
•	Improves Dividend Coverage: GNL’s industry leading dividends are supported by stable cash flows from long term leases to diverse, largely investment grade tenants. This provides AFFO coverage of 106% for GNL shareholders, and represents a material improvement over the Global II dividend which is only 83% covered by AFFO.
•	Strong “Go Shop” Providing Shareholder Protections: A “Go Shop” process of 45 days will allow potential for obtaining optimum value for Global II shareholders by allowing third parties the opportunity to submit a superior offer.

Pursuant to the terms of the merger agreement, Global II shareholders will receive a fixed exchange ratio of 2.27 GNL shares for each share of Global II common stock owned, which allows Global II shareholders the opportunity to participate in share price movement in GNL’s stock going forward. Upon close of the transaction, the combined company will immediately list the newly issued common shares on the NYSE which will trade under GNL’s existing ticker, “GNL.” Based on GNL’s August 5, 2016, closing price of $8.63 per share, each Global II share would be exchanged for $19.59 of GNL stock. This would represent total consideration of $247.0 million based on Global II fully diluted common shares outstanding as of July 31, 2016. In addition, GNL will assume or repay $424.3 million in existing indebtedness (net of $23.4 million cash and equivalents) as of March 31, 2016, representing an enterprise value of $647.9 million.

The combined company will continue to employ GNL’s current management team. The combined company will have a five member board of directors, four of whom will be independent. Of these, one will be a newly appointed independent director initially designated by Global II.

The completion of the transaction is subject to the receipt of approval of Global II and GNL shareholders, and customary regulatory approvals and closing conditions. A joint proxy statement/prospectus will be filed on Form S-4 with the Securities and Exchange Commission, which will describe the proposed merger.

BMO Capital Markets served as financial advisor to the Special Committee of Global II and Miles & Stockbridge P.C. served as legal advisor to the Special Committee of Global II.

Additional Information About the Proposed Transaction and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed transaction, GNL and Global II intend to file relevant materials with the Securities and Exchange Commission (the "SEC"), including a joint proxy statement/prospectus. BOTH GNL AND GLOBAL II STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND VHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors may obtain free copies of the proxy statement/prospectus and other relevant documents filed by GNL and Global II with the SEC (if and when they become available) through the website maintained by the SEC at www.sec.gov.

Copies of the documents filed by GNL and Global II with the SEC are also available free of charge on GNL’s website at www.globalnetlease.com and copies of the documents filed by Global II with the SEC are available free of charge on Global II’s website at www.arcglobal2.com.

GNL and Global II and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from both companies’ stockholders in respect of the proposed transaction. Information regarding GNL’s directors and executive officers can be found in GNL’s definitive proxy statement filed with the SEC on April 29, 2016. Information regarding Global II's directors and executive officers can be found in the Global II's definitive proxy statement filed with the SEC on April 29, 2016. Additional information regarding the interests of such potential participants will be included in the joint proxy statement and other relevant documents filed with the SEC in connection with the proposed transaction if and when they become available. These documents are available free of charge on the SEC’s website and from GNL and Global II, as applicable using the sources indicated above.

Certain statements made in this presentation are “forward-looking statements” (as defined in Section 21E of the Exchange Act), which reflect the expectations of GNL and Global II regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, whether and when the transactions contemplated by the merger agreement between GNL and Global II, among others, will be consummated, the new combined company’s plans, market and other expectations, objectives, intentions, as well as any expectations or projections with respect to the combined company, including regarding future dividends and market valuations, and other statements that are not historical facts.

The following additional factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the approval by Global II’s stockholders of the transactions contemplated in the merger agreement; market volatility; unexpected costs or unexpected liabilities that may arise from the transaction, whether or not consummated; continuation or deterioration of current market conditions; future regulatory or legislative actions that could adversely affect the companies; and the business plans of the tenants of the respective parties. Additional factors that may affect future results are contained in the Company’s and Global II’s filings with the SEC, which are available at the SEC’s website at www.sec.gov. The GNL and Global II disclaim any obligation to update and revise statements contained in these materials based on new information or otherwise.

Contacts

Media Inquiries:	Investor Inquiries:
Tim Cifelli President DDCworks tcifelli@ddcworks.com (484-342-3600)	Matthew Furbish Director Investor & Public Relations mfurbish@ar-global.com (212-415-6500)